EXHIBIT 10.1

CREDIT AGREEMENT

This Credit Agreement dated as of this May day of 04 2011 is made by Suncreek LLC referred to as “Debtor(s)”. Debtor(s) requests Raymond James & Associates, Inc., (“Creditor”), grant credit to Suncreek LLC and in consideration of such credit Suncreek LLC agrees with Creditor as follows:

1. "Credit" means financial accommodation of any kind. "Indebtedness" is used in its broadest sense and includes all obligations of Debtor(s), along or with others, incurred before or after the date of this Agreement, voluntarily or involuntarily, due or not due, absolute, inchoate, contingent, liquidated or unliquidated, and interest on each such obligation.

2. Either before or after revocation of this Agreement and in such manner, on such terms, and for such times as it deems best and with or without notice to Debtor(s), Creditor may alter, compromise, accelerate, extend, or change the time or manner for the payment of any indebtedness, release or add any one or more guarantors or endorsers, accept additional or substituted security, or release or subordinate any security. No exercise or nonexercise by Creditor of any right given it, and no change, impairment, or suspension of any right or remedy of Creditor, shall in any way affect any of Debtor(s)'s obligations under this Agreement or any security furnished by Debtor(s) or give Debtor(s) any re course against Creditor.

3. Debtor(s) unconditionally promises to pay to Creditor or its order, in any coin or currency which at the time of payment is legal tender in the United States, any and every item of indebtedness and to perform each obligation of Debtor(s) when due including, but not limited to, any margin balance or other indebtedness in account _______________ of Debtor(s) with Creditor. Debtor(s)'s liability under this agreement shall not exceed at any one time the principal amount set above Debtor(s)'s signature to this Agreement, interest on that amount, and the costs, attorneys' fees, and other expenses provided for in Paragraph 12 of this document. This limitation shall be applicable only if the amount of limitation is set above Debtor(s)'s signature.

4. In additional to all liens and rights of setoff which Creditor may have against any property of Debtor(s) or of Debtor(s)s pursuant to the Customer Agreement Debtor(s) executed upon opening their accounts, Creditor shall have a general lien on and a right of setoff against all Debtor(s)'s property now or hereafter in the possession of or on deposit with Creditor including, but not limited to, all securities in Debtor(s)’s accounts with Raymond James or any of its affiliates, numbered ______________. Each such lien or right of setoff may be exercised with or without demand upon or notice to Debtor(s), shall continue in full force unless specifically waived or released by Creditor, in writing, and shall not be deemed waived by any conduct or Creditor, by any failure to exercise such right, or by any neglect or failure in so doing.

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5. Creditor need not take any action against any other person, firm, or corporation or resort to any security held by it at any time before proceeding against Debtor(s) to satisfy Debtor(s)'s indebtedness.

6. Until all Debtor(s)'s indebtedness has been paid in full, Debtor(s) shall be bound by the terms to this agreement.

7. Debtor(s) hereby represents to Creditor that Debtor(s)'s accounts with Creditor, as identified in paragraph 4 of this Agreement, are free and clear of liens, security interests, or encumbrances, and Debtor(s) will not assign, sell, transfer, pledge, or grant a security interest in, encumber or otherwise dispose of any part or all of the assets in the accounts identified in paragraph 4, without the prior written consent of Creditor, except for the sale, purchase, or exchange from time to time of assets in said accounts in the ordinary course of business.

8. Debtor(s)'s liability shall continue notwithstanding the incapacity, death, or disability of any party to this agreement. The failure by Creditor to file or enforce a claim against the estate (either in administration, bankruptcy, or other proceeding) of Debtor(s) or of any other or others shall not affect Debtor(s)'s liability, nor shall Debtor(s) be released from liability if recovery from Debtor(s), any other guarantor, or any other person, becomes barred by any statute of limitations or is otherwise prevented. Debtor(s) waives and agrees not to assert or take advantage of the defense of the statute of limitations in any action under this Agreement or for the collection of any credit guaranteed by it.

9. All rights, powers, and remedies of Creditor under this Agreement and under any other agreement now or at any time hereafter in force between Creditor and Debtor(s) shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Creditor by law.

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10. The rights of Creditor are cumulative and shall not be exhausted by its exercise of any of its rights under this Agreement or otherwise against Debtor(s) or by any number of successive actions until and unless all indebtedness has been paid or performed and each of Debtor(s)'s obligations under this Agreement have been fully performed.

11. This Agreement shall remain in full force until and unless Debtor(s) delivers to Creditor written notice revoking it as to indebtedness incurred subsequent to such delivery. Such revocation shall not affect any of Debtor(s)'s obligations under the Agreement with respect to indebtedness incurred pursuant to the Agreement.

12. Debtor{s) agrees to pay to Creditor without demand reasonable attorney's fees and all costs and other expenses incurred by it in collecting or compromising any indebtedness guaranteed by this instrument or in enforcing this Agreement.

13. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall remain effective.

14. This Agreement shall inure to the benefit or Creditor, its successors and assigns, the assignees of any credit advanced, and shall bind Debtor(s)'s heirs, executors and administrators.

15. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

16. All notices or other documents under this Agreement shall be in writing delivered personally or mailed certified mail, postage prepaid, addressed to the parties at their last known address.

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17. This Agreement shall be construed in accordance with the laws of the State of Florida. The venue of any action hereunder shall be Pinellas County, Florida.

Amount of Agreement, if limited:____________________dollars.

Sun Creek, LLC

By:	/s/ Robert G. Pedersen II
Robert G. Pedersen II

By:	Manager

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